As filed with the Securities and Exchange Commission on February 14, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KYPHON INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0366069
(State of Incorporation)	(I.R.S. Employer Identification No.)

1221 Crossman Avenue

Sunnyvale, California 94089

(Address of Principal Executive Offices including Zip Code)

2002 STOCK PLAN

2002 DIRECTOR OPTION PLAN

2007 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

David M. Shaw, Esq. Vice President, Legal Affairs, General Counsel and Secretary Kyphon Inc. 1221 Crossman Avenue Sunnyvale, California 94089 (408) 548-6500	Copy to: Robert A. Koenig, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)		Proposed Maximum Offering Price Per Share		Maximum Amount of Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	4,407,806	(3)	$44.20	(4)	$194,825,025.20	(4)	$20,846.28

(1)	In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2007 Employee Stock Purchase Plan.
(2)	This registration statement shall also cover any additional shares of common stock which become issuable under the 2002 Stock Plan, the 2002 Director Option Plan and the 2007 Employee Stock Purchase Plan (the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of the registrant’s common stock.
(3)	Represents (i) 3,362,806 shares available for future grants under the 2002 Stock Plan, (ii) 45,000 shares available for future issuance under the 2002 Director Option Plan and (iii) 1,000,000 shares available for future issuance under the 2007 Employee Stock Purchase Plan
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) for the 4,407,806 shares registered hereunder (based on the average of the high ($44.49) and low ($43.91) prices for the registrant’s Common Stock reported by the Nasdaq Global Select Market on February 13, 2007).

Proposed sales to take place as soon after the effective date of the registration statement as options granted under the Plans are exercised.

Registration of Additional Securities

The registrant filed with the Securities and Exchange Commission (the “Commission”) the following Registration Statements on Form S-8 relating to shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”), to be offered and sold under the 2002 Stock Plan and the 2002 Director Option Plan, and, pursuant to Instruction E of Form S-8, the contents of such prior Registration Statements are incorporated by reference in this Registration Statement: (1) Registration Statement on Form S-8 filed May 29, 2002 (File No. 333-89332); (2) Registration Statement on Form S-8 filed April 2, 2003 (File No. 333-104260); and (3) Registration Statement on Form S-8 filed February 7, 2005 (File No. 333-122610). The registrant is hereby registering an additional 3,362,806 shares issuable under the 2002 Stock Plan and 45,000 shares issuable under the 2002 Director Option Plan, none of which have been issued as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which were filed with the Commission, are incorporated herein by reference:

(a)	The registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 filed March 3, 2006, including all material incorporated by reference therein;

(b)	The registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006 filed May 10, 2006, the quarter ended June 30, 2006 filed August 7, 2006 and the quarter ended September 30, 2006 filed November 9, 2006, including all material incorporated by reference therein;

(c)	The registrant’s Current Reports on Form 8-K filed January 6, 2006, February 21, 2006, February 28, 2006, May 31, 2006, June 23, 2006, July 26, 2006 as amended October 19, 2006, September 21, 2006, October 24, 2005, December 7, 2006, December 27, 2006, January 24, 2007 as amended January 30, 2007 and January 31, 2007, January 30, 2007, February 1, 2007 and February 12, 2007 including all material incorporated by reference therein; and

(d)	The description of the registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-49804) filed May 7, 2002 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

The registrant’s Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Amended and Restated Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

The registrant’s Amended and Restated Bylaws provide for indemnification of officers and directors to the fullest extent and in the manner permitted by Delaware General Corporation Law against expenses actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director or officer of the corporation. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

The registrant has entered into indemnification agreements with substantially all of its officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See the Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 14th day of February, 2007.

Kyphon Inc.

By:	/s/ Richard W. Mott
Richard W. Mott
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard W. Mott and Maureen L. Lamb, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard W. Mott Richard W. Mott	President, Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2007

/s/ Maureen L. Lamb Maureen L. Lamb	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	February 14, 2007

/s/ Arthur T. Taylor Arthur T. Taylor	Vice President and Chief Operating Officer	February 14, 2007

/s/ Karen D. Talmadge Karen D. Talmadge, Ph.D.	Executive Vice President, Chief Science Officer and Director	February 14, 2007

/s/ James T. Treace James T. Treace	Director and Chairman of the Board	February 14, 2007

/s/ Stephen M. Campe Stephen M. Campe	Director	February 14, 2007

/s/ Douglas W. Kohrs Douglas W. Kohrs	Director	February 14, 2007

/s/ Jack W. Lasersohn Jack W. Lasersohn	Director	February 14, 2007

/s/ Louis J. Lavigne, Jr. Louis J. Lavigne, Jr.	Director	February 14, 2007

/s/ Frank M. Phillips Frank M. Phillips M.D.	Director	February 14, 2007

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Director	February 14, 2007

INDEX TO EXHIBITS

Exhibit Number
4.1*	Kyphon Inc. 2002 Stock Plan

4.2*	Kyphon Inc. 2002 Director Option Plan

4.3**	Kyphon Inc. 2007 Employee Stock Purchase Plan

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement).

*	Incorporated by reference to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-83678), originally filed with the Securities and Exchange Commission on March 4, 2002.
**	Incorporated by reference to Appendix A of the definitive proxy statement for the registrant’s 2006 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 26, 2006 (File No. 000-49804).